Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER RESULTS

•	Reaffirmed Full-Year Earnings per Share Guidance Range of $2.75 to $2.80

•	Old Navy Delivered Positive 3 Percent Comparable Sales Growth During the First Quarter

•	Distributed $329 Million to Shareholders Through Share Repurchases and Dividends During the First Quarter

SAN FRANCISCO - May 21, 2015 - Gap Inc. (NYSE: GPS) today reported first quarter fiscal year 2015 net income was $239 million or $0.56 per share on a diluted basis. The company also reaffirmed its full-year earnings per share guidance to be in the range of $2.75 to $2.80.

“With our leadership team in place, we are making the changes necessary to improve our long-term performance, starting with an intense focus on greater product acceptance,” said Art Peck, chief executive officer, Gap Inc.

During the first quarter, Old Navy delivered positive 3 percent comparable sales results, on top of three consecutive years of growth, as customers responded favorably to the brand’s product assortments and marketing campaigns.

Peck continued, “Old Navy’s performance gives me confidence - the team has hit the right formula and they are consistently delivering a truly aspirational experience that’s resonating with customers. Gap remains a top priority as we focus on reestablishing the brand’s aesthetic to bring to life an optimistic and elevated sense of American style.”

Additionally, during the quarter Gap Inc. distributed $329 million to shareholders through share repurchases and dividends, underscoring the company’s ongoing commitment to distributing excess cash to shareholders.

First Quarter 2015 Comparable Sales Results

Gap Inc.’s comparable sales for the first quarter of fiscal year 2015 were down 4 percent versus negative 1 percent last year. Comparable sales by global brand for the first quarter were as follows:

•	Gap Global: negative 10 percent versus negative 5 percent last year

•	Banana Republic Global: negative 8 percent versus negative 1 percent last year

•	Old Navy Global: positive 3 percent versus positive 1 percent last year

First Quarter 2015 Net Sales Results

For the first quarter of fiscal year 2015, Gap Inc.’s net sales decreased 3 percent to $3.66 billion compared with $3.77 billion for the first quarter last year.

On a constant currency basis, net sales for the first quarter of fiscal year 2015 decreased 1 percent compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

The company noted that the translation of net sales in foreign currencies into U.S. dollars negatively impacted the company’s reported sales for the first quarter of fiscal year 2015 by about $90 million, primarily due to the weakening Japanese yen and Canadian dollar.

In addition, as previously communicated, net sales during the first quarter of fiscal year 2015 were negatively impacted by delayed merchandise receipts at West Coast ports.

The following table details the company’s first quarter 2015 net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended May 2, 2015
U.S. (1)	$735	$1,403	$515	$175	$2,828	77%
Canada	69	102	52	1	224	6%
Europe	164	—	17	—	181	5%
Asia	285	43	27	—	355	10%
Other regions	55	4	10	—	69	2%
Total	$1,308	$1,552	$621	$176	$3,657	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended May 3, 2014
U.S. (1)	$828	$1,352	$548	$182	$2,910	77%
Canada	80	101	53	1	235	6%
Europe	201	—	23	—	224	6%
Asia	286	28	37	—	351	10%
Other regions	46	—	8	—	54	1%
Total	$1,441	$1,481	$669	$183	$3,774	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and Intermix.

Total online sales were $563 million for the first quarter of fiscal year 2015 compared with $575 million in the first quarter last year.

Additional First Quarter Results and 2015 Outlook

Earnings per Share
The company reaffirmed its guidance for full-year 2015 diluted earnings per share to be in the range of $2.75 to $2.80.

First quarter fiscal year 2015 diluted earnings per share were $0.56 compared with diluted earnings per share of $0.58 in the first quarter of fiscal year 2014. The company noted that the estimated impact from foreign exchange reduced the company’s diluted earnings per share growth rate in the first quarter of fiscal year 2015 by about 3 percent.1

Additionally, as previously communicated, the company’s diluted earnings per share for the first quarter of fiscal year 2015 includes a non-recurring benefit of about $0.02 related to a reversal of tax-related interest expense.

Operating Expenses
First quarter operating expenses were $996 million, down $27 million compared with $1.02 billion in the first quarter of last year.

Marketing expenses for the first quarter were $136 million, down $7 million from last year.

Operating Margin
The company’s operating margin was 10.6 percent in the first quarter versus 11.7 percent last year. The company continues to expect operating margin to be down about 1 percentage point in fiscal year 2015 compared with fiscal year 2014.

Effective Tax Rate
The effective tax rate was 37.4 percent for the first quarter of fiscal year 2015. The company continues to expect its full-year fiscal 2015 effective tax rate to be about 38 percent.

1 In calculating earnings per share excluding the impact of foreign exchange, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Inventory
As previously communicated, at the end of the first quarter of fiscal year 2015 inventory dollars per store were up about 4 percent on a year-over-year basis.

At the end of the second quarter of fiscal year 2015, the company expects year-over-year inventory dollars per store to be up slightly compared with last year.

Cash and Cash Equivalents
The company ended the first quarter of fiscal year 2015 with $1.23 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $61 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
During the quarter, Gap Inc. repurchased 5.6 million shares for $230 million and ended the first quarter of fiscal year 2015 with 419 million shares outstanding.

The company paid a dividend of $0.23 per share during the first quarter of fiscal year 2015. In addition, on May 20, 2015, the company announced that its Board of Directors authorized a second quarter dividend of $0.23 per share.

Capital Expenditures
First quarter fiscal year 2015 capital expenditures were $150 million. For fiscal year 2015, the company continues to expect capital spending to be approximately $800 million.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, to be about $525 million for fiscal year 2015.

Real Estate
The company ended the first quarter of fiscal year 2015 with 3,749 store locations in 51 countries, of which 3,309 were company-operated.

During the first quarter of fiscal year 2015, the company opened 50 and closed 21 company-operated stores. Square footage of company-operated stores was up 3 percent compared with the first quarter of fiscal year 2014.

In fiscal year 2015, the company continues to expect to open about 115 company-operated stores, net of closures and repositions, focused on greater China, Athleta and global outlet stores. The company continues to expect square footage to increase about 2.5 percent in fiscal year 2015.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended May 2, 2015
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)

Gap North America	960	10	7	963	10.1
Gap Asia	266	15	—	281	2.8
Gap Europe	189	1	2	188	1.6
Old Navy North America	1,013	4	7	1,010	17.1
Old Navy Asia	43	7	—	50	0.8
Banana Republic North America	610	6	4	612	5.1
Banana Republic Asia	44	2	—	46	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	101	4	—	105	0.4
Intermix North America	42	1	—	43	0.1
Piperlime North America	1	—	1	—	—
Company-operated stores total	3,280	50	21	3,309	38.3
Franchise	429	14	3	440	N/A
Total	3,709	64	24	3,749	38.3

Webcast and Conference Call Information
Jack Calandra, senior vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2015 results during a conference call and webcast from approximately 2:00 p.m. to 2:45 p.m. Pacific Time today. Mr. Calandra will be joined by Art Peck, Gap Inc. chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2050333). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales
The company will report May sales on June 4, 2015.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	improving long-term performance and product acceptance;

•	distributing excess cash to shareholders;

•	diluted earnings per share for fiscal year 2015;

•	operating margin for fiscal year 2015;

•	effective tax rate for fiscal year 2015;

•	inventory dollars per store at the end of the second quarter of fiscal year 2015;

•	capital expenditures for fiscal year 2015;

•	depreciation and amortization for fiscal year 2015;

•	store openings and closings, and weightings by brand, in fiscal year 2015;

•	square footage for fiscal year 2015;

•	impact of West Coast port slowdown and congestion, including impacts on financial results and inventory; and

•	expense deleverage in the second quarter of fiscal 2015.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that if the company is unable to manage its inventory effectively, its gross margins will be adversely affected;

•
the risks to the company’s efforts to expand internationally, including its ability to operate under a global brand structure, foreign exchange fluctuations, and operating in regions where it has less experience;

•	the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•
the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures, which could have an adverse effect on the company’s results of operations and reputation;

•	the risk that the failure to attract and retain key personnel, or effectively manage succession, could have an adverse impact on the company’s results of operations;

•	the risk that the company’s investments in omni-channel shopping initiatives may not deliver the results the company anticipates;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results, or those of its franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 21, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 2, 2015	May 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,234	$1,544
Merchandise inventory	2,010	1,909
Other current assets	874	867
Total current assets	4,118	4,320
Property and equipment, net	2,790	2,703
Other long-term assets	587	672
Total assets	$7,495	$7,695

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$21	$24
Accounts payable	1,156	1,101
Accrued expenses and other current liabilities	960	980
Income taxes payable	37	98
Total current liabilities	2,174	2,203
Long-term liabilities:
Long-term debt	1,331	1,369
Lease incentives and other long-term liabilities	1,111	1,087
Total long-term liabilities	2,442	2,456
Total stockholders' equity	2,879	3,036
Total liabilities and stockholders' equity	$7,495	$7,695

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 2, 2015	May 3, 2014
Net sales	$3,657	$3,774
Cost of goods sold and occupancy expenses	2,275	2,308
Gross profit	1,382	1,466
Operating expenses	996	1,023
Operating income	386	443
Interest, net	4	17
Income before income taxes	382	426
Income taxes	143	166
Net income	$239	$260
Weighted-average number of shares - basic	421	445
Weighted-average number of shares - diluted	424	451
Earnings per share - basic	$0.57	$0.58
Earnings per share - diluted	$0.56	$0.58

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 2, 2015	May 3, 2014
Cash flows from operating activities:
Net income	$239	$260
Depreciation and amortization (a)	133	118
Change in merchandise inventory	(117)	21
Other, net	(44)	114
Net cash provided by operating activities	211	513
Cash flows from investing activities:
Purchases of property and equipment	(150)	(162)
Other	—	(1)
Net cash used for investing activities	(150)	(163)
Cash flows from financing activities:
Issuances under share-based compensation plans, net	(31)	(14)
Repurchases of common stock	(232)	(230)
Excess tax benefit from exercise of stock options and vesting of stock units	17	24
Cash dividends paid	(97)	(98)
Net cash used for financing activities	(343)	(318)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	1	2
Net increase (decrease) in cash and cash equivalents	(281)	34
Cash and cash equivalents at beginning of period	1,515	1,510
Cash and cash equivalents at end of period	$1,234	$1,544
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	13 Weeks Ended
($ in millions)	May 2, 2015	May 3, 2014
Net cash provided by operating activities	$211	$513
Less: purchases of property and equipment	(150)	(162)
Free cash flow (a)	$61	$351
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.